UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): March 9, 2007

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-04892	64-0500378
(State or other jurisdiction	(Commission File Number)	IRS Employer
of incorporation)		Identification No.)

3320 Woodrow Wilson Avenue
Jackson, MS 39207
(Address of principal executive offices (zip code))

601-948-6813
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Note Purchase Agreement

On March 9, 2007, Cal-Maine Foods, Inc. (the “Company”) and an affiliated partnership (the “Borrowers”), and John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company (the “Purchasers”) entered into a Fourth Amendment and Waiver Agreement (the “Amendment”), dated as of March 1, 2007, among the Borrowers and Purchasers, with respect to an Amended and Restated Secured Note Purchase Agreement, dated as of September 30, 2003, among the Borrowers and Purchasers, (the “Note Agreement”) pursuant to which the Borrowers have issued secured notes outstanding (the “Notes”). The Purchasers hold 100% of the outstanding principal amount of the Notes.
Pursuant to the terms of the Amendment, the Purchasers have agreed to certain amendments and waivers to the Note Agreement that provide for more flexible terms under the “Consolidated Capital Expenditure to Depreciation Ratio,” and “Debt, Guaranties of Debt” provisions of the Note Agreement, as set forth in a copy of the Amendment filed with this Current Report as Exhibit 10.1(a). A conformed copy of the Note Agreement reflecting the First, Second and Third Amendments thereto is filed with this Current Report as Exhibit 10.1(b).

Revolving Credit Agreement

On March 12, 2007, the Company entered into a Tenth Amendment to Second Amended and Restated Revolving Credit Agreement, dated as of March 15, 2007, among the Company, First South Farm Credit, ACA (“First South”), Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, individually (“Rabobank”) and as “Administrative Agent” for itself and the other Banks and Harris, N.A., successor to Harris Trust and Savings Bank (“Harris”) and collectively with Rabobank and First South, herein the “Banks” (the “Tenth Amendment”). A copy of the Second Amended and Restated Revolving Credit Agreement, dated February 6, 2002, incorporating the First through the Ninth Amendment, (the “Revolving Credit Agreement”), is filed with this Current Report as Exhibit 10.2(b). The Company is the “Borrower” under the Revolving Credit Agreement.

The Tenth Amendment amends in their entireties various revisions of the Revolving Credit Agreement. The principal provisions are summarized as follows (capitalized terms other than as defined above,) are as defined in the Tenth Amendment, filed with this Current Report as Exhibit 10.2(a), and as otherwise defined in the Revolving Credit Agreement.

Sections 1.03, 5.02(c) and 7.01 of the Revolving Credit Agreement are amended in their entireties to read as follows:

Section 1.03 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily unused portion of the Revolving Credit Commitments from the date hereof until the Termination Date, at a per annum rate equal to 0.30%, payable quarterly on the last day of each calendar quarter during the term of the Revolving Credit Commitments, commencing on March 31, 2007 and ending on the Termination Date.

Section 5.02(c) of the Revolving Credit Agreement (negative covenants) is amended in its entirety to read as follows:

(c) Capital Expenditures.  [Borrower will not] Make, nor will it permit any Subsidiary [of the Borrower] to make, any expenditures for fixed or capital assets which would cause the aggregate of all such expenditures (but not including, to the extent included, the Excluded Capital Expenditures) made by the Borrower and its Subsidiaries in any period of four (4) consecutive Fiscal Quarters to exceed the sum of (i) consolidated depreciation of the Borrower and the Subsidiaries for such period. The term “Excluded Capital Expenditures” means the following expenditures to the extent they are for fixed or capital assets and are incurred in the period of calculation:

(i) the expenditures for rolling stock;

(ii) expenditures made to acquire the membership interest in Hillandale, LLC;

(iii) expenditures in an aggregate amount not to exceed $15,000,000 made to construct and acquire: (A) a plant constructed by the Borrower for the processing and disposal of spent hens in Waelder, Texas and (B) a plant constructed by the Borrower for the processing and disposal of under-grade or off-size eggs in Waelder, Texas; and

(iv) expenditures by Green Forest Foods, LLC [a subsidiary of Borrower] in an aggregate amount not to exceed $10,500,000 made to acquire certain assets which were previously leased by Green Forest Foods, LLC under one or more operating leases.

Section 7.01 The definition of the term “Termination Date” is amended to read as follows:

“Termination Date” means December 31, 2008 or the date of the earlier termination in whole of Revolving Credit Commitment pursuant to Sections 1.04 or 6.02.

The effectiveness of the amendments to Sections 1.03, 5.02 and 7.01 is subject to the satisfaction of certain customary conditions precedent as set forth in Article III of the Tenth Amendment, including the execution of a Subsidiary Joinder Agreement the “Green Forest Joinder Agreement” by Green Forest Foods, LLC, a recently acquired subsidiary of the Company.

The foregoing summary of the Tenth Amendment, including the reference to the Green Forest Joinder Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Tenth Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1(a).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in “Item 1.01. Entry Into a Material Definitive Agreement” of this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1(a) Fourth Amendment and Waiver Agreement dated as of March 1, 2007, among Cal-Maine Foods, Inc. and Cal-Maine Partnership, LTD, and John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company.*

10.1(b) Amended and Restated Second Note Purchase Agreement, dated as of September 30, 2003, conformed copy reflecting First, Second, and Third Amendments, among Cal-Maine Foods, Inc., Cal-Maine Partnership, Ltd., and John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company.*

10.2(a) Tenth Amendment to Second Amendment and Restated Revolving Credit Agreement, dated as of March 15, 2007, among Cal-Maine Foods, Inc. and (as defined herein) First South, Rabobank and Harris.*

10.2(b) Second Amendment and Restated [through Ninth Amendment] Revolving Credit Agreement dated as of February 6, 2002, among Cal-Maine Foods, Inc. and (as defined herein) First South, Rabobank and Harris.*

*  Without exhibits, schedules or annex.

SIGNATURES

CAL-MAINE FOODS, INC.

Date: March 14, 2007	By:	/s/ Fred R. Adams, Jr.
Fred R. Adams, Jr.
	Title:	Chairman of the Board and Chief Executive Officer